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                                                                   Exhibit 10.10
                               LINE OF CREDIT NOTE


$3,450,000.00                                               Danbury, Connecticut
                                                                February 5, 1999


FOR VALUE RECEIVED, the undersigned EVERCEL, INC., a Delaware corporation ("Maker"), hereby promises to pay to the order of ENERGY RESEARCH CORPORATION, a Delaware corporation, at its place of business at 3 Great Pasture Road, Danbury, Connecticut 06813 ("Lender"), the sum of THREE MILLION FOUR HUNDRED FIFTY THOUSAND DOLLARS ($3,450,000.00), or so much as may have been advanced to Maker as provided in that certain Loan Agreement (the "Loan Agreement") dated as of the date hereof between Maker and Lender, together with interest on the unpaid principal amount from time to time outstanding prior to demand or maturity at a floating rate per annum equal to the LIBOR Rate plus 150 basis points. Interest shall be payable in arrears on the first day of each month, beginning with the first such day to occur after the date hereof.

All outstanding principal and interest shall be due and payable in full on the earlier of: (i) an Event of Default; and (ii) the end of the Commitment Period, as defined in the Loan Agreement.

After the occurrence and during the continuance of an Event of Default, (a) principal outstanding hereunder shall bear interest at a floating rate per annum equal to the interest rate applicable hereunder plus three percent (3%) per annum (the "Default Rate of Interest"), and (b) the Lender shall be entitled to accelerate all outstanding principal and interest due hereunder and demand immediate payment in full of the same.

Interest and fees shall be calculated on the basis of a 360-day year times the actual number of days elapsed. "LIBOR Rate", as used herein, shall mean for any day: (i) the "LIBOR Rate" as determined under Lender's loan arrangement with First Union; or (ii) if there exists no such loan arrangement, then the London Interbank Offered Rates (LIBOR) for one month as published in THE WALL STREET JOURNAL under the heading "Money Rates" on such day (or on the next day on which THE WALL STREET JOURNAL is published). Any change in rate resulting from a change in LIBOR Rate shall become effective as of the day on which such change in the LIBOR Rate becomes effective. In no event shall interest payable hereunder exceed the highest rate permitted by applicable law. To the extent any interest received by Lender exceeds the maximum amount permitted, such payment shall be credited to principal, and any excess remaining after full payment of principal shall be refunded to Maker. This Note evidences borrowings under the Loan Agreement and is secured by and entitled to the benefits of the provisions of the Loan Agreement and any other instruments or documents executed in connection therewith. The principal of this Note is subject to prepayment in full or in part at any time without premium or penalty.

Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, and all other demands and notices in connection with the delivery, acceptance, performance and




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enforcement of this Note, and assent to extensions of the time of payment or forbearance or other indulgence without notice. No delay or omission of Lender in exercising any right or remedy hereunder shall constitute a waiver of any such right or remedy. Acceptance by Lender of any payment after demand shall not be deemed a waiver of such demand. A waiver on one occasion shall not operate as a bar to or waiver of any such right or remedy on any future occasion.

Executed as an instrument under seal as of the date first above written.


WITNESS:                         EVERCEL, INC.


                                 By:
---------------------------         -----------------------------------------
                                    Name:
                                    Title:



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